Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that the statement on Amendment No.3 to Schedule 13D with respect to the Common Shares of Strathmore Minerals Corp. dated February 3, 2011, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 3, 2011.

PALA INVESTMENTS HOLDINGS LIMITED

By:	(signed) “Susan Garrod”
Name: Susan Garrod
Title: Executive Director

By:	(signed) “Vladimir Iorich”
Name: Vladimir Iorich